October 24, 2011

Mr. Stacey E. Hong
President, Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE:           Contractual Waivers and Reimbursements

Dear Mr. Hong:

Golden Capital Management, LLC (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses, acquired fund fees and expenses and extraordinary expenses) for Golden Large Cap Core Fund and Golden Small Cap Core Fund do not exceed the levels listed below through the period from November 1, 2011 through October 31, 2012:

Golden Large Cap Core Fund – Institutional Shares                                                                                         0.70%
Golden Large Cap Core Fund – Investor Shares                                                                                                0.95%
Golden Small Cap Core Fund – Institutional Shares                                                                                          1.10%
Golden Small Cap Core Fund – Investor Shares                                                                                                1.35%

This agreement can only be terminated or amended upon the approval of the Forum Funds’ Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on October 31, 2012.

Very truly yours,

By:           /s/ Greg W. Golden
Name: Greg W. Golden
Title:           President